UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hopkins, Deborah C.
   111 Lake Road
   Far Hills, NJ  07931
2. Issuer Name and Ticker or Trading Symbol
   E. I. du Pont de Nemours and Company
   DD
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   April 3, 2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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 Common Stock       |      |      |    |V|                  |   |           |1,200              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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 DuPont Commo|N/A     |4/3/03 |      |A(1)| |126.5226   |A  |N/A  |N/A  |Common Stock|126.522|38.86  |            |   |            |
n Stock  Unit|        |       |      |    | |           |   |     |     |            |6      |       |            |   |            |
s            |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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 DuPont Commo|N/A     |4/3/03 |      |A(2)| |2.4423     |A  |N/A  |N/A  |Common Stock|2.4423 |37.82  |            |   |            |
n Stock  Unit|        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
s            |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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 DuPont Commo|N/A     |4/3/03 |      |A(1)| |134.0788   |A  |N/A  |N/A  |Common Stock|134.078|36.67  |            |   |            |
n Stock  Unit|        |       |      |    | |           |   |     |     |            |8      |       |            |   |            |
s            |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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 DuPont Commo|N/A     |4/3/03 |      |A(1)| |129.8291   |A  |N/A  |N/A  |Common Stock|129.829|37.87  |1,140.8414  |D  |            |
n Stock   Uni|        |       |      |    | |           |   |     |     |            |1      |       |            |   |            |
ts           |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 (1) Dividend units credited under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors.
 (2) Dividend equivalents credited as stock units under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors.
SIGNATURE OF REPORTING PERSON
Deborah C. Hopkins
/s/ Deborah C. Hopkins by Mary E. Bowler